Exhibit 99.1
Permian Basin Royalty Trust
News Release
PERMIAN BASIN ROYALTY TRUST
ANNOUNCES JANUARY CASH DISTRIBUTION
     DALLAS, Texas, January 20, 2009 — U.S. Trust, as Trustee of the Permian Basin Royalty Trust (NYSE: PBT), today declared a cash distribution to the holders of its units of beneficial interest of $.082862 per unit, payable on February 13, 2009, to unit holders of record on January 30, 2009.
     This month’s distribution decreased due primarily to decreases in prices of both oil and gas production. This would primarily reflect production for the month of November.
     The worldwide market conditions continue to affect the pricing for domestic production. It is difficult to predict what effect these conditions will have on future distributions.
     Production for Waddell Ranch and the Texas Royalty Properties combined for oil and gas respectively was 54,475 bbls and 241,136 mcf. The average price for oil was $54.15 per bbl and for gas was $4.93 per mcf. Capital expenditures were approximately $848,436.89. The numbers provided reflect what was net to the Trust.

	Net to Trust Sales
	Volumes		Average Price
			Oil	Gas
	Oil (bbls)	Gas (mcf)	(per bbl)	(per mcf)
Current Month	54,475	241,136	$54.15	$4.93

Prior Month	51,620	223,561	$74.66	$6.50
     For additional information, including the latest financial reports on Permian Basin Royalty Trust, please visit our website at
http://www.pbt-permianbasintrust.com/.
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Contact:	Ron E. Hooper
Senior Vice President
U.S. Trust, Bank of America Private Wealth Management, Trustee
Toll Free — 877.228.5085